Sheet1

Financial Institutions Series Trust
Series 1
File Number: 811-3189
CIK Number: 353281
Summit Cash Reserves Fund
For the Period Ending: 05/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended May 31, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

08/02/2001	$4,362	Old Line Funding Corp.	3.74%	08/27/2001
08/08/2001	1,000	Kitty Hawk Funding Corp.	3.55	11/16/2001
08/21/2001	7,000	Amsterdam Funding Corp.	3.69	08/22/2001
09/26/2001	3,057	Amsterdam Funding Corp.	3.22	09/27/2001

Last Updated on 07/25/2002
By Win95 User